Exhibit 99.7

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

(A joint stock company incorporated in the People’s Republic of China with limited liability) (Stock Code: 02611)	(A joint stock limited company incorporated in the People’ s Republic of China with limited liability) (Stock Code: 06837)

JOINT ANNOUNCEMENT

DESPATCH OF THE JOINT CIRCULAR

IN RELATION TO

(1) PROPOSED MERGER AND SHARE EXCHANGE OF

GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR

GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND

H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE

CONCURRENT ISSUE OF A SHARES BY GUOTAI JUNAN SECURITIES

UNDER THE PROPOSED PLACEMENT

(4) SPECIAL DEAL

(5) NOTICE OF THE GUOTAI JUNAN EGM

(6) NOTICE OF THE HAITONG EGM AND

(7)  NOTICE OF THE HAITONG H SHAREHOLDERS’ CLASS MEETING

SPECIAL DEAL – BOCI ASIA HAITONG PUT OPTION ARRANGEMENT

Financial Adviser to Guotai Junan Securities	Financial Adviser to Haitong Securities

Reference is made to (i) the joint announcement dated 9 October 2024 jointly issued by Guotai Junan Securities and Haitong Securities in relation to, among other matters, the Proposed Merger and Share Exchange of Guotai Junan Securities and Haitong Securities, and the Proposed Placement, (ii) the joint announcement dated 31 October 2024 jointed issued by Guotai Junan Securities and Haitong Securities in relation to the delay in despatch of the Joint Circular and a monthly update in relation to, among other matters, the Proposed Merger and Share Exchange of Guotai Junan Securities and Haitong Securities, and the Proposed Placement, and (iii) the joint circular dated 22 November 2024 jointly issued by Guotai Junan Securities and Haitong Securities in relation to, among other matters, the Proposed Merger (including the Special Deal) and the Proposed Placement (the “Joint Circular”). Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Joint Circular.

DESPATCH OF THE JOINT CIRCULAR

The Joint Circular containing, amongst others, (i) further details of the Merger Agreement, the Proposed Merger and other matters in relation to the Proposed Merger (including the Special Deal);

(ii) relevant information in relation to the Post-Merger Company; (iii) further details in relation to the grant of a specific mandate to the Guotai Junan Board for the issue of Guotai Junan A Shares and Guotai Junan H Shares for the Proposed Merger and the Proposed Placement; (iv) a letter of advice issued by the Guotai Junan IFA to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement; (v) a letter of advice issued by the Haitong IFA to the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement; (vi) recommendations and advice from the Guotai Junan IBC in respect of the Proposed Placement; and (vii) recommendations and advice from the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement, will be despatched to the Guotai Junan H Shareholders (together with a notice of the Guotai Junan EGM and proxy form) and the Haitong H Shareholders (together with a notice of the Haitong EGM, a notice of the Haitong H Shareholders’ Class Meeting and proxy forms) on 22 November 2024.

Guotai Junan H Shareholders and Haitong H Shareholders are strongly advised to read the Joint Circular carefully, including the recommendations from the Guotai Junan IBC and the Guotai Junan IFA, and the recommendations from the Haitong IBC and the Haitong IFA, before deciding on how to vote in relation to the resolutions relating to the Proposed Merger and the Proposed Placement to be proposed at the Guotai Junan EGM and the resolutions relating to the Proposed Merger (including the Special Deal) and the Proposed Placement to be proposed at the Haitong EGM and Haitong H Shareholders’ Class Meeting, as applicable.

CLOSURE OF H SHARE REGISTER OF MEMBERS OF GUOTAI JUNAN SECURITIES

In order to determine the holders of Guotai Junan H Shares who are entitled to attend the Guotai Junan EGM, the H Share register of members of Guotai Junan Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which period no share transfer of Guotai Junan H Shares will be registered. In order for holders of Guotai Junan H Shareholders to be qualified for attending the Guotai Junan EGM, all share certificates together with the share transfer documents must be lodged with the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024. Guotai Junan H Shareholders who are registered with Computershare Hong Kong Investor Services Limited on Friday, 13 December 2024 are entitled to attend the Guotai Junan EGM.

CLOSURE OF H SHARE REGISTER OF MEMBERS OF HAITONG SECURITIES

In order to determine the holders of Haitong H Shares who are entitled to attend the Haitong EGM and the Haitong H Shareholders’ Class Meeting, the H Share register of members of Haitong Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which period no share transfer of Haitong H Shares will be registered. In order for Haitong H Shareholders to be qualified for attending the Haitong EGM and the Haitong H Shareholders’ Class Meeting, all share certificates together with the share transfer documents must be lodged with the H Share registrar of Haitong Securities, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024. Haitong H Shareholders who are registered with Computershare Hong Kong Investor Services Limited on Friday, 13 December 2024 are entitled to attend the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

GUOTAI JUNAN PUT OPTION PROVIDERS AND HAITONG PUT OPTION PROVIDERS

As disclosed in the Joint Circular, as part of the terms of the Proposed Merger, cash put options will be provided to Guotai Junan Dissenting Shareholders and Haitong Dissenting Shareholders, respectively, pursuant to the PRC regulatory requirements. Subject to the satisfaction or waiver (as applicable) of all the Conditions, (i) the Qualified Guotai Junan Dissenting Shareholders will be entitled to sell their Guotai Junan Shares to the Guotai Junan Put Option Provider(s) at a cash price equal to RMB14.86 per Guotai Junan A Share and HK$8.54 per Guotai Junan H Share, and

(ii) the Qualified Haitong Dissenting Shareholders will be entitled to sell their Haitong Shares to the Haitong Put Option Provider(s) at a cash price equal to RMB9.28 per Haitong A Share and HK$4.16 per Haitong H Share. For details of the arrangement in relation to the cash put options, please refer to the section headed “Terms and Information of the Proposed Merger and the Proposed Placement – (3) Put Options and Dissenting Shareholders who Exercise the Put Options ” in the Joint Circular.

Regarding the Guotai Junan Put Option Providers, (i) Shanghai International Group Co., Ltd. will act as the Guotai Junan Put Option Provider with respect to Guotai Junan A Shares, whereas (ii) Shanghai International Group (Hong Kong) Co., Limited will act as the Guotai Junan Put Option Provider with respect to Guotai Junan H Shares.

Regarding the Haitong Put Option Providers, (i) Taiping Life Insurance Company Limited (via its asset manager, Taiping Asset Management Co., Ltd.) and BOC International (China) Co., Ltd. will act as the Haitong Put Option Providers with respect to Haitong A Shares, and (ii) Taiping Life Insurance Company Limited (via its asset manager, Taiping Assets Management (Hong Kong) Company Limited) and BOCI Asia Limited (“BOCI Asia”) will act as the Haitong Put Option Providers with respect to Haitong H Shares (BOCI Asia acting as the Haitong Put Option Provider shall be referred to as the “BOCI Asia Haitong Put Option Arrangement”).

IMPLICATIONS UNDER TAKEOVERS CODE – SPECIAL DEAL

BOCI Asia, a limited liability company incorporated in Hong Kong, is an indirect wholly owned subsidiary of Bank of China Limited (“BOC”, and together with its subsidiaries, the “BOC Group”). As at the Latest Practicable Date, the BOC Group, as part of its ordinary course of business, together holds a total of 3,593,137 Haitong A Shares (representing approximately 0.04% of the total issued Haitong A Shares and 0.03% of the total issued Haitong Shares respectively) and a total of 4,024,000 Haitong H Shares (representing approximately 0.12% of the total issued Haitong H Shares and 0.03% of the total issued Haitong Shares respectively) in aggregate.

The BOCI Asia Haitong Put Option Arrangement is not extended to all Haitong Shareholders, and is therefore considered as the Special Deal. As the Special Deal is not capable of being extended to all Haitong Shareholders, it is subject to the consent of the Executive and the approval by the Independent Haitong Shareholders.

An application has been made to the Executive for consent to proceed with the Special Deal under Rule 25 of the Takeovers Code. Such consent, if granted, will be subject to (i) the Haitong IFA publicly stating in its opinion that the terms of the Special Deal are fair and reasonable, and (ii) the approval of the Special Deal by the Independent Haitong Shareholders at the Haitong EGM. The Special Deal will only be implemented if such arrangement is approved by the Independent Haitong Shareholders at the Haitong EGM and consent in respect of which is granted by the Executive. Neither the Proposed Merger nor the Proposed Placement are conditional upon the undertaking of the Special Deal. If the Special Deal is not approved, the Proposed Merger, the Proposed Placement and the provision of the Haitong Put Options by the other Haitong Put Option Providers will still proceed.

As disclosed in the Joint Circular, to consider the Proposed Merger (including the Special Deal) and the Proposed Placement, the Haitong Board has established the Haitong IBC. The Haitong IBC will advise the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders as to: (i) whether the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable; and (ii) whether to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the relevant shareholders’ class meetings.

The Haitong IBC has approved and appointed Altus Capital Limited as its independent financial adviser to provide advice to the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement.

Haitong Securities will convene the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting for Haitong Shareholders to consider and, if thought fit, approve matters including the Proposed Merger (including the Special Deal) and the Proposed Placement.

WAIVER FROM STRICT COMPLIANCE WITH RULES 14A.36 AND 14A.39 OF THE HONG KONG LISTING RULES IN RESPECT OF THE ISSUANCE OF GUOTAI JUNAN A SHARES TO HUAAN FUNDS IN CONNECTION WITH THE PROPOSED MERGER

As of the Latest Practicable Date, HuaAn Funds, a subsidiary of the Guotai Junan Securities, (i) is indirectly owned as to 32% by Shanghai International through its associates and therefore is a connected subsidiary of Guotai Junan Securities; and (ii) is interested in an aggregate of 18,119,372 Haitong A Shares because of its status as a manager of index tracking funds which held Haitong A Shares on a non-discretionary basis in its index tracking fund management business. The issue of shares by Guotai Junan Securities to HuaAn Funds as a shareholder of Haitong Securities in connection with the Proposed Merger and the Share Exchange constitutes a connected transaction.

Guotai Junan Securities has applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rules 14A.36 and 14A.39 of the Hong Kong Listing Rules relating to the shareholders’ approval requirement, the setting up of an independent board committee and the appointment of an independent financial adviser in respect of the issuance of Guotai Junan A Shares to HuaAn Funds in connection with the Proposed Merger on the following bases:

(i)	Passive holding of Haitong A Shares. HuaAn Funds was interested in Haitong A Shares solely because of its status as a manager of index tracking funds which hold Haitong A Shares on a non-discretionary basis in its index tracking fund management business. HuaAn Funds is unable to exercise discretion on dealings in Haitong A Shares when managing the index tracking funds.

(ii)	Customarily not exercising voting rights as an index tracking fund manager and not entitled to vote for the Proposed Merger. As an index tracking fund manager, HuaAn Funds does not exercise voting rights over the shares held by its managed index tracking fund portfolios. Hence, HuaAn Funds is unable to influence the outcome of shareholders’ resolutions of any listed issuers of which it holds shares in its index tracking fund portfolio.

(iii)	Segregated client assets. Holdings of Haitong A Shares are treated as segregated client assets for accounting purposes. HuaAn Funds do not beneficially own or control the Haitong A Shares held under its name.

(iv)	No economic interests obtained from the index products. All dividends generated from the shares underlying the index tracking fund products and gathered by the exchange-traded funds (ETFs) will be paid out to its fund investors. HuaAn Funds has no economic interests over dividends declared by the listed companies under its portfolio (including Haitong Securities).

In addition, according to the Applicable Laws in the PRC and based on the terms of the Merger Agreement, should a separate resolution in relation to the issuance of Guotai Junan A Shares to HuaAn Funds in connection with the Proposed Merger be proposed and voted down at the Guotai Junan EGM, the Proposed Merger would fall through, irrespective of the voting results of all other relevant resolutions. As such, it would be prejudicial and seriously detrimental to the interests of Guotai Junan Securities, Haitong Securities and their shareholders.

Given that HuaAn Funds do not exercise voting rights of the Haitong A Shares in which it is interested, it will not become a Haitong Dissenting Shareholder and will not be eligible for exercise of the Haitong Put Option. As a result, HuaAn Funds will have to passively take part in the Share Exchange, which will be on the same terms as offered to all Haitong Share-Exchange Shareholders when the Proposed Merger becomes unconditional. On the above basis, the Guotai Junan Board including its independent non-executive directors are of the view that the issue of shares by Guotai Junan Securities to HuaAn Funds contemplated under the Proposed Merger bears no risk of conferring benefit to HuaAn Funds as a connected subsidiary.

WARNING: Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the Conditions set out in the Joint Circular being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the board of	By order of the board of
Guotai Junan Securities Co., Ltd.	Haitong Securities Co., Ltd.
Mr. Zhu Jian	Mr. Zhou Jie
Chairman	Chairman

Shanghai, the PRC 21

November 2024

As at the date of this joint announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

As at the date of this joint announcement, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.